MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT is effective as of June 1st, 2013"). The signatories of both 0853574 BC LTD. and Mobetize, Inc. hereby acknowledge that they have the right to enter into this agreement and therefore make this a binding agreement.

WHEREAS, Mobetize, Inc.("Mobetize") desires to retain 0853574 BC LTD. ("Consultant") and the Consultanthas agreed to provide management services for Mobetize in the capacity of Chief Executive Officer (CEO).

AND WHEREAS the parties intend this Management Services Agreement (the "Agreement") to set forth their respective rights and obligations with respect to the engagement of the Consultant;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties covenant and agree as follows:

1. **Relationship:** The parties agree that the relationship of The Consultantto Mobetize created by this Agreement is that of an independent contractor and nothing in this Agreement constitutes or creates an employer/employee relationship between The Consultantand Mobetize or any employee or agent of The Consultant. The Consultanthas no authority to make statements, representations or commitments of any kind, or to take actions binding upon Mobetize except as provided in this Agreement or as authorized in writing by Mobetize.

2. The parties acknowledge and agree that Mobetize has entered into this Agreement in reliance on the express representation and warranty of the Consultant that the Consultant is not an employee of Mobetize. In the event the relationship between Mobetize and the Consultant is found to be an employment relationship for any reason whatsoever, such will constitute cause for the immediate termination of this Agreement by Mobetize.

3. Subject to Section 10 of this Agreement, it is understood and agreed that this Agreement does not prevent The Consultant from providing services relating to billing and payments services and software development of a different nature to any other company, entity, individual or partnership subject to the proviso that such activity shall not interfere with, conflict with, or derogate from the fulfillment of The Consultant's obligations to Mobetize under this Agreement and Mobetize does not consider the work to be in conflict of interest to its business.

4. **Term:** . This contract is valid June.1st, 2013 to May 31st, 2014 (the "Term").

5. **Renewal:** This Agreement may be renewed for a further term of no more than one year, upon both parties executing a Renewal Agreement in writing at least 60 days prior to the date of termination of this Agreement.

6. **Services:** The Consultant is to provide the role of CEO to Mobetize as follows:

ROLES AND RESPONSIBILITIES

CHIEF EXECUTIVE OFFICER

The Chief Executive Officer ("CEO") role is responsible for leading the development and execution of the Company's long term strategy with a view to creating shareholder value. The CEO's leadership role also entails being ultimately responsible for all day-to-day management decisions and for implementing the Company's long and short term plans. The CEO acts as a direct liaison between the Board, Advisors and management of the Company and communicates to the Board on behalf of management. The CEO also communicates on behalf of the Company to shareholders, employees, and other stakeholders and the public.

More specifically, the duties and responsibilities of the CEO include the following:
1. to lead, in conjunction with the Board, the development of the Company's strategy;
2. to lead and oversee the implementation of the Company's long and short term plans in accordance with its strategy;
3. to ensure the Company is appropriately organized and staffed and to have the authority to hire and terminate staff as necessary to enable it to achieve the approved strategy;
4. to ensure that expenditures of the Company are within the authorized annual budget of the Company;
5. to assess the principal risks of the Company and to ensure that these risks are being monitored and managed;
6. to ensure effective internal controls and management information systems are in place;
7. to ensure that the Company has appropriate systems to enable it to conduct its activities both lawfully and ethically;
8. to ensure that the Company maintains high standards of corporate citizenship and social responsibility wherever it does business;
9. to act as a liaison between management and the Board;
10. to keep abreast of all material undertakings and activities of the Company and all material external factors affecting the Company and to ensure that processes and systems are in place to ensure that the CEO and management of the Company are adequately informed;
12. to ensure that the Directors are properly informed and that sufficient information is provided to the Board to enable the Directors to form appropriate judgments;

7. The Consultant represents and warrants to Mobetize that The Consultant has the necessary knowledge, skills and experience to provide the Services.

8. **Time Obligations:** The Consultant will devote its best efforts to Mobetize's business. The Consultant shall provide hours of service as required by Mobetize based on 80% Full Time Employment equivalent to a minimum of 120 hours per month.

9. **Fees:** For the Services provided by The Consultant pursuant to this Agreement, Mobetize shall compensate The Consultant as follows:

a. $6000.00 per month. This rate is in US Dollars.

b. Expenses. All expenses will be reimbursed by Mobetize to The Consultant and be pre-approved by Mobetize.

The Consultant will bill Mobetize bi-monthly and all invoices shall be paid upon invoice receipt.

10. **Ownership of Intellectual Property, Non-disclosure and Confidential Information:** The Consultant understands and agrees that during the Term of this Agreement and thereafter, unless expressly authorized by Mobetize, The Consultant will not disclose, or allow to be disclosed, to any unauthorized person, firm, or corporation, any Confidential Information of Mobetize now in existence or hereafter developed without the express written consent of Mobetize. For the purposes of this Agreement "Confidential Information" includes, but is not limited to, any information, written or oral, about or relating to Mobetize that is not in the public domain, including but not limited to Mobetize's production model, artistic, literary, creative and technical information, financial information, methods and procedures of operation, designs, concepts, research and development, designs, concepts, past, present and future business activities, current and/or contemplated products or services (including, without limitation, entertainment programming), any and all nontechnical information including but not limited to patent, copyright, trademark, trade secret, and proprietary information, techniques, sketches, drawings, artworks, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to current and future proposed products and services of each of the parties, and includes, without limitation, their respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, and marketing plans and information, or other information and documents prepared by either party or its respective directors, officers, employees, agents, representative or advisors. a. In the event of breach, or threatened breach, of the above Clause of this Agreement, Mobetize shall be entitled to an injunction restraining The Consultantor any other party or parties about to commit any breach of this Agreement, or who have committed a breach hereof, without showing or proving any actual damage sustained by Mobetize.

The Consultant agrees and understands that any technology, data, analysis, information, product, model, relationship, understanding and know-how (the "Intellectual Property") that is developed for Mobetize by The Consultant is the exclusive property of Mobetize and hereby relinquishes any right whatsoever to assert any claim of ownership of or right to use such property.

11. **Termination**: Either party may terminate this Agreement for any reason by giving 60 days' written notice to the other party of such termination.

Either party may immediately terminate this Agreement if the other party breaches any of the provisions, terms, or conditions contained in this Agreement.

12. **Notice**: All notices and requests in connection with this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, return receipt requested.

13. **Indemnity**: The Consultantshall be responsible for payment of all levies, assessments, and payments required to be made in respect of its business, and in particular, the performance of the Services, including, without limitation, all income taxes, and other taxes, and all payroll deductions, including Canada Pension Plan, Employment Insurance and Workers' Compensation Board assessments, and the Contractor shall indemnify and save Mobetize harmless in respect of all costs, expenses, charges and liabilities of such or any other kind which may be levied or assessed against Mobetize in connection therewith. The Consultantfurther agrees to indemnify, defend and hold harmless Mobetize, and its officers, directors, employees, servants and agents, from and against all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and any costs and expenses thereof (including legal fees), arising directly or indirectly, in whole or in part, out of negligence or any wilful act or omission of The Consultantin connection with the matters contained herein or this Agreement, whether within or beyond the scope of his duties or authorities hereunder. The provisions of this article shall survive termination of the relationship herein and/or the Agreement. 14. Right of Set-off: If The Consultantbecomes obligated or liable to pay any sum of money to Mobetize, whether pursuant to this Agreement or otherwise, then that sum may, at the election of Mobetize and without limiting or waiving any right or remedy available to Mobetize, be set-off against and shall apply to any sum of money owed by Mobetize to The Consultant, whether by way of holdback or otherwise, until such amount has been set-off in full.

15. **Miscellaneous:** No waiver of any of the provisions of this Agreement shall be valid unless in writing, signed by the party against whom such waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of these same or a waiver of any other right hereunder.

All amendments of this Agreement shall be made in writing, signed by the parties, and no oral amendment shall be binding on the parties.

Any dispute or controversy arising under or in connection with this Agreement shall be settled by a single arbitrator in Vancouver, British Columbia, in accordance with the Rules of the British Columbia Commercial Arbitration Act, as amended from time to time.

The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions hereof unenforceable or invalid; if any one or more of the provisions of this Agreement shall for any reason be excessively broad as to duration, scope, activity or subject, it shall be construed by reducing such provisions, so as to be enforceable to the extent compatible with applicable law.

This Agreement contains the entire agreement between the parties and supersedes any previous oral and/or written communication, representations, understandings or agreements.

This Agreement will be governed by the law of the Province of British Columbia. IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
Mobetize:

0853574 BC LTD. (Consultant)

Ajay Hans, CEO

May 31, 2013

Mobetize Inc.

Stephen Fowler

May 31, 2013